SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2019

Hammer Fiber Optics Holdings Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-1539680	98-1032170
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
15 Corporate Place South, Suite 100, Piscataway NJ 08854 (844) 413-2600

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

The following discussion, in addition to the other information contained in this Current Report (“Report”), should be considered carefully in evaluating our prospects. This Report (including without limitation the following factors that may affect operating results) contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Report. Additionally, statements concerning future matters such as revenue projections, projected profitability, growth strategies, possible changes in legislation and other statements regarding matters that are not historical are forward-looking statements.

Forward-looking statements in this Report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed in this Report. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Report.

EXPLANATORY NOTE

On December 15, 2015 the Company executed a spectrum lease agreement with Straight Path Communications to deploy its first pre-5G US based network in Atlantic County, NJ using its patented AIR Technology. By April 14th 2017 Hammer had obtained approval from the FCC to utilize the AIR technology in the 28Ghz and 31Ghz range at which point beta customers had already been deployed in Atlantic County.

By April 2018 the Company was prepared to expand the existing network and add new markets through partnerships with other wireless ISPs. During that period Straight Path Communications was acquired by Verizon Communications. Despite the company obtaining a letter from Verizon Communications that the terms and conditions of the existing agreement would be honored, Verizon Communications terminated the license in July 2018 effective October 31, 2018.

As a result of the license being terminated by Verizon Communications, the subsidiary, Hammer Fiber Optics Investments Ltd (herein known as “HFOIL”) has been classified as a discontinued operation. HFOIL had to obtain long term contracts with suppliers in support of its business plan. The Company has written down the long term assets related to the subsidiary and recognized expenses associated with accelerated agreements in the current period. These are one-time expenses limited to the second quarter of 2019. We have disclosed several legal activities associated with the write-down of the subsidiary. The subsidiary is currently attempting to settle those claims, none of which are secured.

As a result of the actions taken by Verizon Communications, the company’s management felt it necessary to accelerate its long term strategy which included upgrading its service platform to comply with its “Everything Wireless” initiative in international markets until such time as spectrum licenses could be reliably secured in the United States.

Item 8.01    OTHER ITEMS

The newly branded Everything Wireless strategy has four pillars: High speed fixed wireless provided by the AIR technology, mobility, OTT (Over-the-Top) technologies and Smart City. The foundation of the strategy is a wholesale voice and SMS practice and a data center hosting practice, all supporting the company’s long term vision of an end-to-end network deployment strategy.

1stPoint Communications, LLC and its subsidiaries, including Shelcomm, Inc. and Open Data Centers, LLC were acquired on November 1, 2018. Endstream Communications, LLC was acquired on December 17th, 2018 and the Company augmented the management team with executives from the acquisition. Endstream Communications provides the wholesale voice component of the strategy. Open Data Centers operates a data center facility in Piscataway, NJ and provides hosting for the foundation of the strategy. The combination of 1stPoint and Shelcomm provide OTT and mobility services.

In December 2018 the Company announced the first of its Mobile Network Service Provider (“MNSP”) partnerships with WCI, followed shortly by the announcements of an LOI to provide services in Jamaica. The Eastern Caribbean will continue to be a focus market for the Company moving forward. In January 2019, the Company announced its project initiatives in West Africa, Sierra Leone being the first of its target market in the region. The Company will continue to consider opportunities in the United States as they become available, both through acquisition and organic growth.

The benefits of the new strategy are visible in this quarter in our unaudited financial statements presented for the second quarter of calendar year 2019. Revenues in the second quarter increased to $877 thousand from $52 thousand in the same period in the prior year, a 1,686% increase. Loss from operations decreased from $1.019 million in the same period in the prior year to $122 thousand in the second quarter of this fiscal year, an 88% decrease. The growth is mostly due to the acquisitions of 1stPoint Communications, Endstream Communications and Open Data Centers.

Although such revenues and growth are not guaranteed, the Company expects that growth in the short to medium term will come from the implementation of the wholesale voice network in Dominica, Jamaica and Sierra Leone, and then from revenues associated with wireless subscriptions and OTT services in those same markets as it investigates further opportunities in west Africa, the Eastern Caribbean and the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hammer Fiber Optics Holdings, Corp.

Dated: March 25, 2019

/s/ Erik B. Levitt

By: Erik B. Levitt

Its: CEO